Exhibit 99.1

Quantum Computing Inc. Announces Private Placement of Common Stock for Proceeds of $200 Million

●	The offering is being led by several preeminent global investment firms

●	Company total cash position expected to exceed $350 million following closing

HOBOKEN, NJ – June 23, 2025 – Quantum Computing Inc. (“QCi” or the “Company”) (Nasdaq: QUBT), an innovative, integrated photonics and quantum optics technology company, today announced that it has entered into securities purchase agreements with institutional investors for the purchase and sale of 14,035,089 shares of common stock in a private placement at a purchase price of $14.25 per share. The offering is expected to result in gross proceeds of $200 million, before deducting offering expenses. The closing of the offering is expected to occur on or about June 24, 2025, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering to accelerate commercialization efforts, strategic acquisitions, working capital, and general corporate purposes.

Titan Partners Group, a division of American Capital Partners, is acting as the sole placement agent for the offering.

The securities issued in the private placement described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a resale registration statement with the SEC for purposes of registering the resale of the shares of common stock issued in connection with the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quantum Computing Inc.

Quantum Computing Inc. (“QCi” or the “Company”) (Nasdaq: QUBT) is an innovative, integrated photonics and quantum optics technology company that provides accessible and affordable quantum machines to the world today. QCi products are designed to operate at room temperature and low power at an affordable cost. The Company’s portfolio of core technology and products offer distinctive capabilities in the areas of high-performance computing, artificial intelligence, cybersecurity, as well as remote sensing applications.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, generally identified by terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” “aim to,” or variations of these or similar words, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding and including statements regarding the expected closing of the offering, QCi’s use of the net proceeds from the offering and the anticipated benefits that the Company may realize from the offering. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including the timing of orders and revenue, and the outcome of ongoing collaborations and demonstration projects with certain U.S. government agencies, academic institutions and commercial customers, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, QCi undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Company Contact:

Rosalyn Christian/John Nesbett

IMS Investor Relations

qci@imsinvestorrelations.com